Exhibit 99.1

FOR IMMEDIATE RELEASE

Brand Engagement Network (NASDAQ: BNAI) Invests $1 Million in Accelevate Solutions and Secures Additional Investor Capital Commitment to Support Expansion

WILMINGTON, Del., June 5, 2026 — Brand Engagement Network, Inc. (NASDAQ: BNAI) (“BEN” or the “Company”), a leader in secure, enterprise-grade conversational AI, announced the completion of its $1 million strategic investment in HighTide Energy, Inc. d/b/a Accelevate Solutions (“Accelevate”), resulting in an approximately 10% ownership stake.

The investment reflects BEN’s conviction in Accelevate’s strong growth momentum and the opportunity to expand growth capital in support of continued scale, alongside the companies’ shared vision to advance AI-powered fleet intelligence solutions across North America, Latin America, and Africa.

In connection with the financing, BEN received a warrant to increase its ownership interest in Accelevate and intends to exercise it over the next six months, with ownership expected to increase to approximately 20% upon completion.

To support this, BEN has secured a $1 million equity capital commitment from BEN investors through a Securities Purchase Agreement to purchase BEN common stock at $17.82 per share, representing a premium of over 20% to the closing market price on May 29, 2026. The commitment will be funded in six monthly installments through November 2026, with BEN exercising a corresponding portion of the Accelevate warrant as each tranche is received.

Through this collaboration, BEN and Accelevate will combine complementary capabilities in conversational AI and fleet intelligence to accelerate the deployment and commercialization of next-generation operational solutions across North America, Latin America, and Africa. Accelevate’s platform serves commercial fleet operators across these markets, expanding BEN’s exposure to a large and growing transportation technology sector.

“We have completed our initial investment, secured the capital to support an increase in our ownership interest, and aligned our organizations around a commercialization strategy that we believe can accelerate the deployment of AI-powered fleet intelligence across multiple global markets,” said Tyler Luck, Chief Executive Officer of BEN.

“What excites us most is that this partnership demonstrates how AI should be deployed - not as a standalone technology, but as a driver of real-world operational efficiency and engagement. By combining forces with Accelevate, we are building more connected, intelligent, and responsive operations. Across fleet networks, this means bringing intelligence and engagement closer to drivers and consumers in vehicles, enabling more seamless interaction between people, assets, and data in motion. That’s the future we believe in: AI that delivers measurable outcomes and creates value in everyday business operations.”

About Brand Engagement Network, Inc.

Brand Engagement Network, Inc. (“BEN”) builds secure, enterprise-grade artificial intelligence for the engagement layer of AI, where people interact with systems and actions occur. Powered by BEN’s proprietary Engagement Language Model (ELM™), BEN’s technology enables conversational AI interactions that connect human intent to organizational data, workflows, and real-world outcomes. BEN’s AI operates within secure closed-loop environments using approved organizational data and built-in governance and compliance controls. Trusted by organizations operating in regulated and high-impact industries, BEN helps bring AI into real operational settings where engagement drives outcomes and accountability matters. For more information, visit www.brandengagementnetwork.com.

About Accelevate Solutions

Accelevate Solutions, a division of HighTide Energy, Inc., is developing AI-powered fleet decision intelligence for commercial transportation operators. The platform is designed to analyze and optimize core fleet functions, including operations, procurement, and fleet right-sizing, turning complex operational data into real-time, actionable outcomes. Accelevate’s goal is to enable transportation operators to grow top-line revenues while reducing costs, turning fleets into intelligence-driven systems that scale across passenger and supply chain networks. For more information, visit www.accelevatesolutions.com.

CONTACTS:

BEN Media Contact: amy@beninc.ai

BEN Investor Relations: investors@beninc.ai

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intended use of BEN’s technology within Accelevate’s fleet platform, anticipated commercial opportunities in North America, Latin America and Africa, and the completion of the Company’s agreed exercise of the Warrant and the second $1,000,000 investment in Accelevate described herein. These statements involve risks and uncertainties that could cause actual results to differ materially, including the ability to successfully develop and deploy the intended technology integration, customer adoption of AI-driven fleet solutions, the completion of installment funding under the Securities Purchase Agreement, general economic and geopolitical conditions in target markets, and other risks described in the Company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update these statements except as required by law.